Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
Investor Relations
T: +1-704-885-2461
E: IR@AltisourceAMC.com

Altisource Asset Management Corporation Terminates Chief Executive Officer

CHRISTIANSTED, U.S. Virgin Islands, April 19, 2021 (GLOBE NEWSWIRE) - On April 16, 2021, the Board of Directors (the “Board”) of Altisource Asset Management Corporation (the “Company”) terminated the Company’s Chief Executive Officer, Indroneel Chatterjee, for cause, effective immediately, for violations of the Company’s Equal Employment Opportunity, Prevention Against Harassment, and Conduct on the Job Policies. This action reflects the results of an independent inquiry by counsel to the Board into Mr. Chatterjee’s conduct. Under Mr. Chatterjee’s employment agreement with the Company, he was also deemed to have simultaneously resigned from his positions as Chairman of the Board and a director of the Company, and the Board accepted his resignations.

The Board expects to promptly commence a search for its next Chief Executive Officer and has appointed Mr. Thomas K. McCarthy as interim Chief Executive Officer during the search period. Mr. McCarthy has extensive experience in real estate and financial services, including successfully building and growing business lines at multiple companies during his career.

“This is an unfortunate situation, but we believe we have taken the appropriate action based on the findings of the independent inquiry. We remain committed to developing new businesses. Our team remains otherwise intact, and we do not expect this event to impede our efforts nor the company’s future success,” stated Governor John de Jongh, who became interim Chairman of the Board for the duration of the Chief Executive Officer search period.

About AAMC

AAMC is an asset management company that provides portfolio management and corporate governance services to investment vehicles. Additional information is available at www.altisourceamc.com.

Forward-looking Statements

Statements in this press release, or made by officers, directors or authorized persons of the Company, concerning the search process for a new President and Chief Executive Officer and the timing of that search as well as the Company’s implementation of new business initiatives are forward-looking statements under the safe-harbor provisions of the federal securities laws. The actual results and timing of the search process may differ possibly materially from that contemplated by those statements due to, among other things, the ability of the Board to find eligible candidates, delays due to the COVID-19 pandemic the performance of the Company and the other factors set forth under Item 1A Risk Factors in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 and the Company’s implementation of new business initiatives is subject to the risks associated with starting up any new business, including the ability to retain and hire qualified personnel to run the new businesses, the Company’s ability to effectively compete with established businesses, the challenges of commencing a new business during the COVID-19 pandemic and the other factors set forth under Item 1A Risk Factors in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020. The Company undertakes no obligation to update forward-looking statements as a result of changes in circumstances, new information or otherwise.

The statements made in this press release are current as of the date of this press release only. The Company undertakes no obligation to publicly update or revise any forward-looking statements or any other information contained herein, whether as a result of new information, future events or otherwise.